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EXHIBIT 99


                        [LETTERHEAD OF CERVANTES-QUIJANO. S.C.]

Tom Ruffing
Capital Trust, Inc.
410 Park Ave., 14th Floor
New York City, NY 10022

Dear Mr. Ruffing:

Reference is made to the various properties in the City of Rosarito Beach, Baja California which are currently registrered under the name of Tri- National Holdings S.A. de C.V.

In such regard, as the legal representative of Senior Care International S.A. de C.V., the purpose of this letter is to inform you that such properties were acquired by Senior Care Industries S.A. de C. V. as explained herein.

Specifically, on April 30, 2001, Tri-National Holdings S.A. de C.V. represented by Mr. Michael Sunstein sold the properties referenced in this letter to Senior Care International S.A. de C.V. as per the document which is attached hereto. This contract is valid in accordance with Mexican law and is binding in both parties. The contract has not yet been recorded in the Public Registry, but will be in the name of Senior Care International S.A. de C.V. as soon as the contract is formalized before a Mexican Notary Public.

The properties which were purchased include two separate plots of land, as follows:

a) 38516 square meters of commercial land located on Blvd. Benito Juarez in the City of Playas de Rosarito, Baja California. This property was previously part of Hacienda San Fernando and is identified as Lot RT-090-025 by the Land Department in Playas de Rosarito, Baja California;

b) 55,951.75 square meters of ocean front property adjacent to Blvd. Benito Juarez and the Qunita Del Mar Development, in Playas de Rosarito, Baja California. This property is identified as Lot RT-090-000 by the Land Department in Playas de Rosarito, Baja California.

Tri-National Holdings S.A. de C.V. purchased such properties by means of public instrument No. 10,007, Volume No. 387 dated July 21, 1999, before Notary Public No. 11 in the City of Tijuana, Baja California, which was recorded at the Public Registry for Property for Tijuana, under entry number 5189249 of the Civil Section. Currently such property is recorded under the name of Tri-National Holdings S.A. de C.V. under entry number 6000751 of the Civil Section of the Public Registry for Property in the City of Rosarito, Baja California.

Further, at the time of the execution of the contract for deed between Senior Care International S.A. de C.V. and Tri-National Holdings S.A. de C.V. there were no liens or encumbrances of any kind against the properties referred to above.

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In view of the fact that we have purchased such properties in good faith from
Tri-National Holdings S.A. de C.V. and that we have been informed that you wish to establish a lien on such property in your favor, please be aware that Tri-National Holdings S.A. de C.V., its representatives or shareholders are no longer legally entitled to dispose of such land.

We have reminded Tri-National Holdings S.A. de C.V. that any act on their part to dispose of the property or establish a lien on the same, will be considered by us as a default as per the contract for deed and a criminal offense, in accordance with applicable laws and regulations in the State of Baja California, Mexico.

Thereto, please be advised that any attempt to establish a lien on such properties in your favor would be a violation of Mexican law and we would be forced to protect our ownership interest of such property in accordance with those laws.

If you have any comments or questions regarding the above, please do not hesitate to contact the undersigned.

Truly yours,

Cervantes-Quijano, S.C.


S/ Fernando Cervantes Guajardo
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Fernando Cervantes Guajardo